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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM T-3/A

             FOR APPLICATIONS FOR QUALIFICATION OF INDENTURES UNDER
                        THE TRUST INDENTURE ACT OF 1939

                            KRUG INTERNATIONAL CORP.
                            ------------------------
                              (Name of applicant)

           900 CIRCLE 75 PARKWAY, SUITE 1300, ATLANTA, GEORGIA 30339
           ---------------------------------------------------------
                    (Address of principal executive offices)

          SECURITIES TO BE ISSUED UNDER THE INDENTURE TO BE QUALIFIED

SENIOR SUBORDINATED ZERO COUPON NOTES DUE 2007          UP TO $12,500,000 IN AGGREGATE PRINCIPAL
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               Title of Class                                          Amount

Approximate date of proposed public offering: AUGUST 20, 1999
                                              ---------------

                     Name and address of agent for service:

                            ROBERT M. THORNTON, JR.
                            CHIEF EXECUTIVE OFFICER
                            KRUG INTERNATIONAL CORP.
                       900 CIRCLE 75 PARKWAY, SUITE 1300,
                             ATLANTA, GEORGIA 30339

                                 WITH A COPY TO

                        SMITH, GAMBRELL, & RUSSELL, LLP
                            PROMENADE II, SUITE 1300
                          1230 PEACHTREE STREET, N.E.
                          ATLANTA, GEORGIA 30309-3592
                          ATT: HOWARD E. TURNER, ESQ.
                              CARL L. SOLLEE, ESQ.
                              --------------------




         THE REGISTRANT HEREBY AMENDS THIS FORM T-3 ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS FORM T-3 SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 307 AND SECTION 309 OF THE TRUST INDENTURE ACT OF 1939 AND SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS FORM T-3 SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO 8(A), MAY DETERMINE.


         CONTENTS OF APPLICATION FOR QUALIFICATION. This application for qualification comprises--


         (b) The statement of eligibility and qualification of each trustee under the indenture to be qualified (filed with this Form T-3/A as Exhibit T3-T1).


                              --------------------


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                                   SIGNATURE

         Pursuant to the requirements of the Trust Indenture Act of 1939, the applicant, KRUG International Corp., a corporation organized and existing under the laws of Ohio, has duly caused this application to be signed on its behalf of the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the city of Atlanta and State of Georgia on the 7th day of September, 1999.

                                        KRUG INTERNATIONAL CORP.




                                         By:   /s/ Robert M. Thornton, Jr.
                                             ----------------------------------
                                                  Robert M. Thornton, Jr.
                                                  Chief Executive Officer


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